UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2017

MARATHON PATENT GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-36555	01-0949984
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11100 Santa Monica Blvd., Ste. 380 Los Angeles, CA	90025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 804-1690

(Former name or former address, if changed since last report)

Copies to:

Harvey J. Kesner, Esq.

1185 Avenue of the Americas, 37th Floor

New York, New York 10036

Telephone: (212) 930-9700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

ITEM 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported in the Current Report on Form 8-K filed by Marathon Patent Group, Inc. (the “Company”) on May 18, 2017, the Company received a written notification (the “De-Listing Notice”) from The Nasdaq Capital Market (“Nasdaq”) on May 17, 2017 indicating that the Company was not in compliance with the minimum bid price requirement set forth in Nasdaq Listing Rules (the “Rules”) for continued listing on Nasdaq. However, the De-Listing Notice indicated that, pursuant to the Rules, the Company can regain compliance if, at any time during a compliance period of 180 calendar days, the closing bid price of the Company’s security is at least $1.00 for a minimum of ten consecutive business days.

On October 30, 2017, the Company effectuated a reverse stock split of its issued and outstanding shares of common stock (“Common Stock”) at a ratio of 1 for 4 (the “Reverse Stock Split”). As a result of the Reverse Stock Split, the Company’s issued and outstanding Common Stock decreased from approximately 32.4 million shares of Common Stock to approximately 8.1 million shares of Common Stock, all with a par value of $0.0001.

On November 13, 2017, the Company received a written notification (the “Compliance Notice”) from Nasdaq indicating that the Staff has determined that for the last ten consecutive business days, from October 30 to November 10, 2017, the closing bid price of the Company’s Common Stock has been at $1.00 per share or greater. Accordingly, the Compliance Notice indicates that the Company has regained compliance with Nasdaq Listing Rule 5550(a)(2) and that the matter is now closed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 15, 2017

MARATHON PATENT GROUP, INC.

By:	/s/ Francis Knuettel II
Name:	Francis Knuettel II
Title:	Chief Financial Officer